Deepwater Oil and Gas Specialist Deep Down Q2’19 Revenue

Rose 28% to $5.3M; Hosts Investor Call Friday, August 16, 2019 at 10am ET

Houston, TX – August 14, 2019 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its second quarter ended June 30, 2019 (Q2’19). Deep Down will hold a conference call on August 16, 2019 at 10:00 am ET to review its results and discuss its outlook for the remainder of 2019 (details below).

Deep Down at a Glance

Share Price+:	$0.75	Cash*:	$3.0M
52-Week Range:	$0.63 - $1.00	Book Value*:	$17.1M
Shares Out (08/13/2019):	13.4M	Price / Book Value+:	0.59x
Market Cap+:	$10.04M	TTM Revenue*:	$19.9M

* As of 6/30/19
+ As of 8/13/19

Ron Smith, CEO, commented, “Despite continued price sensitivities in our industry, Deep Down is finding success in leveraging our technical expertise to assist our customers with complex solutions often related to their efforts to expand or extend the utilization of existing subsea oil and gas production assets.

“One example is our success in executing on a growing customer preference for subsea tiebacks, which are projects where new developments are connected to existing infrastructure, rather than developing entirely new subsea infrastructure. Given our experience working with components from different equipment manufacturers, we are able to help customers evaluate different alternatives for their expansions, in some cases providing hybrid solutions tying together equipment from multiple manufacturers.

“Deep Down also continues to advance our international footprint, as evidenced by our recent contract from Shell in Trinidad and Tobago, and we are pursuing promising opportunities in West Africa and South East Asia.

Operating Results

Q2’19 revenues improved 28% to $5.3 million compared to $4.1 million in Q2’18, primarily due to a higher number of projects in process. Despite a slight decline in gross margin to 37%, gross profit in Q2 ‘19 improved to $2.0 million compared to $1.7 million in Q2'18 due to higher revenue.

Q2’19 selling, general and administrative (SG&A) expenses increased to $2.0 million compared to $1.7 million in Q2‘18, but improved significantly as a percentage of revenues to 38% in Q2’19 from 43% in Q2’18 due to the benefit of higher revenues. Q2’19 SG&A expense included a $90,000 accrual for a legal settlement on a preferential payment claim to be paid during the third quarter. Excluding the settlement accrual, Q2’19 SG&A improved as a percentage of revenues to 36%.

Deep Down reported modified EBITDA of $264,000 in Q2'19 compared to a modified EBITDA of $153,000 in Q2 ’18 primarily due to higher revenues and gross profit.

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Including the $90,000 legal settlement, Deep Down reported a Q2’19 net loss of $112,000, or ($0.01) per basic share, compared with Q2’18 net income of $292,000, or $0.02 per diluted share, which included a $439,000 gain on sale of assets. Per share results are based on 13.41 million and 13.44 million weighted average shares outstanding in Q2’19 and Q2’18, respectively.

At June 30, 2019, Deep Down had working capital of $6.5 million, including cash of $3.0 million, and total shareholders’ equity of $17.1 million. Deep Down had a $1.8 million decrease in accounts receivable in Q2 ’19 compared to Q1 ‘19, principally reflecting the payment of customer receivables from Q1’19 and prior periods.

Charles Njuguna, CFO, commented, “We believe Deep Down remains well positioned to execute on our business goals given our $6.5 million in working capital, anticipated operating cash flows and the potential for future opportunistic asset sales. We also continue to identify opportunities for overhead and other cost reductions, which we believe can provide material benefits to our bottom-line performance in future periods.”

Conference Call Details:

Call ID:	8576385
Call Dial-in:	(877) 303-6187 for domestic callers
(678) 894-3073 for international callers
Webcast/Replay URl:	https://edge.media-server.com/mmc/p/ggnucjvq
Call Replay:	(855) 859-2056, Available through 8/23/19

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:	Twitter: @DeepDownIR

Investor Relations:
Catalyst IR
Chris Eddy or David Collins
212-924-9800
dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
(In thousands, except per share amounts)
Revenues	$5,269	$4,104	$11,568	$7,810
Cost of sales:
Cost of sales	3,022	2,211	6,787	4,429
Depreciation expense	282	242	559	596
Total cost of sales	3,304	2,453	7,346	5,025
Gross profit	1,965	1,651	4,222	2,785
Operating expenses:
Selling, general and administrative	2,007	1,745	4,001	3,662
Depreciation and amortization	70	58	138	129
Total operating expenses	2,077	1,803	4,139	3,791
Operating (loss) income	(112)	(152)	83	(1,006)
Other income:
Interest income, net	5	10	12	19
Gain on sales of property, plant and equipment	0	439	15	439
Total other income	5	449	27	458
(Loss) income before income taxes	(107)	297	110	(548)
Income tax expense	(5)	(5)	(10)	(10)
Net (loss) income	$(112)	$292	$100	$(558)
Net (loss) income per share:
Basic	$(0.01)	$0.02	$0.01	$(0.04)
Diluted	$(0.01)	$0.02	$0.01	$(0.04)
Weighted-average shares outstanding:
Basic	13,412	13,436	13,461	13,436
Diluted	13,412	13,436	13,461	13,436
Modified EBITDA - Reconciliation to Net Income
Net (loss) income	$(112)	$292	$100	$(558)
Deduct gain on sales of equipment	0	(439)	(15)	(439)
Deduct interest income	(5)	(10)	(12)	(19)
Add back depreciation and amortization	352	300	697	725
Add back income tax expense, net	5	5	10	10
Add back share-based compensation	24	5	128	10
Modified EBITDA (Loss)	$264	$153	$908	$(271)
Cash flow data:
Cash provided by (used in):
Operating activities			$(397)	$(1,489)
Investing activities			1,580	(22)
Financing activities			(224)	(5)
Total change in cash			$959	$(1,516)

Balance sheet data:				*As of Dec 31, 2018
Cash			$2,974	$2,015
Short term investment (CD)			0	1,035
Total current assets			9,541	9,990
Total current liabilities			2,992	2,964
Working capital			6,549	7,026
Total assets			24,009	20,120
Total liabilities			6,890	3,011
Stockholders' equity			17,119	17,109

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